Exhibit 23.4

December 10, 2015

Board of Directors

Southcoast Financial Corporation

530 Johnnie Dodds Boulevard

Mt. Pleasant, South Carolina 29464

Members of the Board:

BSP Securities, Inc. (“BSP”) consents to the inclusion and description of our opinion letter, delivered to the Board of Directors of Southcoast Financial Corporation and dated August 13, 2015, in the Proxy Statement/Prospectus of BNC Bancorp which is part of Amendment No. 1 to Registration Statement on Form S-4/A and the references to our firm in such Proxy Statement/Prospectus. BSP further consents to the attachment of the Opinion Letter as Appendix B of the Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

BSP Securities, LLC

/s/ BSP Securities, LLC

1380 West Paces Ferry Rd. NW / Suite 2060 / Atlanta, GA 30327 (404) 848-1571 (phone) / (404) 848-1574 (fax)